Exhibit 10.8

March [•], 2021

Gefen Landa Acquisition Corp.

85 Medinat Hayehudim St., Building G, Floor 14

Hertzliya, Israel 4676670

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Gefen Landa Acquisition Corp., a Cayman Islands exempted company (the “Company”), and BofA Securities, Inc. and Guggenheim Securities, LLC, as the representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 28,750,000 of the Company’s units (including up to 3,750,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (each, an “Ordinary Share”), and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gefen Landa Holdings LP, a Cayman Islands exempted limited partnership, DBW Holdings Sponsor LP, an Israeli limited partnership and Landa Vision Partners LP, an Israeli limited partnership (each a “Sponsor”, and collectively, the “Sponsors”), and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), each hereby agrees, severally but not jointly, with the Company as follows:

1. Business Combination Vote. The Sponsors and each Insider agree with the Company that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, they, it, she or he as applicable, shall (i) vote any Shares owned by them, it, her or him in favor of any proposed Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) and (ii) not redeem any Shares owned by them, it, her or him in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed initial Business Combination, the Sponsors and each Insider, with respect to themselves, itself, herself or himself, agree that they, it, she or he will not seek to sell their, its, his or her Ordinary Shares to the Company in connection with such tender offer.

2. Failure to Consummate a Business Combination. The Sponsors and each Insider hereby agree with the Company that, in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, the Sponsors and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Offering Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable, expenses relating to the administration of the Trust Account and limited withdrawals for working capital), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsors and each Insider agree not to propose any amendment to the Company’s amended and restated memorandum and articles of association (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (which interest shall be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital) on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of then issued and outstanding Offering Shares. The Sponsors and each Insider agree to waive each of their respective redemption rights with respect to the Founder Shares and Offering Shares owned by them in connection with a shareholder vote to approve an amendment to the Articles (x) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Articles or (y) with respect to any provision relating to the rights of holders of Offering Shares or pre-initial Business Combination activity.

3. Trust Account Waiver. The Sponsors and each Insider, with respect to themselves, itself, herself or himself, acknowledges that they, it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by them, it, her or him, if any. The Sponsors and each Insider hereby further waive, with respect to any Shares held by them, it, him or her, if any, any redemption rights they, it, he or she may have in connection with (x) the consummation of its Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares and (y) a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering, or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsors and the Insiders shall be entitled to redemption and liquidating distributions with respect to any Offering Shares it or they hold if the Company fails to consummate its Business Combination within the required time period set forth in the Articles).

4. Indemnification. In the event of the liquidation of the Trust Account, the Sponsors (which for purposes of clarification shall not extend to any other shareholders, partners, members or managers of the Sponsors) (the “Indemnitors”) agree to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (other than the Company’s independent auditors) or (ii) a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitors (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s auditors) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (A) $10.00 per Offering Share or (B) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Offering Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to seek access to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitors shall have the right to defend against any such claim with counsel of their choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitors, the Indemnitors notify the Company in writing that they shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors are Indemnitors subject to this Section 4.

5. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to 3,750,000 additional Units within 45 days from the date of the Prospectus in full or in part (as further described in the Prospectus), each of the Sponsors agree to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares (as allocated among the Sponsors as set forth on Exhibit A) so that the number of Founder Shares that remains outstanding after such forfeiture will equal 20.0% of the sum of the total number of Ordinary Shares and Founder Shares outstanding at such time. The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or a share repurchase or redemption, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20.0% of the sum of the total number of Ordinary Shares outstanding at such time.

6. Remedies. The Sponsors and each Insider hereby agree and acknowledge that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsors or Insider of their, its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. Lock-up; Transfer Restrictions.

(a) The Sponsors and each Insider agree that they, it, he or she shall not Transfer (as defined below) any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsors and each Insider agree that they, it, he or she shall not Transfer any Private Placement Warrants (or Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants) until 30 days after the completion of the Company’s initial Business Combination (the “Private Placement Warrants Lock-up Period”, and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsors, any Insider or any of their permitted transferees (that have complied with the provisions of this paragraph 7(c)) are permitted (i) to the Company’s directors or officers, any affiliates or family members or partners of the Company’s directors or officers, and to any members or partners of the Sponsors or any affiliates of the Sponsors; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased; (vi) in the event of the Company’s liquidation prior to the Company’s completion of its initial Business Combination; (vii) by virtue of the laws of the State of Delaware or the Sponsors’ organizational documents, upon dissolution of each of our Sponsors; and (viii) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that, in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions and any other restrictions contained in this Letter Agreement and by the same agreements entered into by the Sponsors with respect to such securities (including provisions relating to voting, the Trust Account and liquidating distributions).

(d) Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsors and each Insider shall not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, or publicly announce an intention to effect any such transaction; provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares pursuant to their terms or any Transfer of Founder Shares to any current or future independent director or officer of the Company (as long as such current or future independent director or officer Transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such Transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such Transfer, any related Section 16 filing includes a practical explanation as to the nature of the Transfer). The Sponsors and each of the Insiders acknowledge and agree that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 7(d) or paragraph 7(a) above, the Company may announce the impending release or waiver by press release through a major news service at least two business days before the effective date of such release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a Transfer not for consideration and the Transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.

8. Representations and Warranties.

(a) The Sponsors and each Insider represent and warrant that they, it, she or he have never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company, if any, and the Representatives is true and accurate in all respects. Each Insider represents and warrants that: (i) it, she or he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) nor has it, she or he ever been convicted of, or pleaded guilty to, any crime (A) involving fraud, (B) relating to any financial transaction or handling of funds of another person, or (C) pertaining to any dealings in any securities, and (iii) it, she or he is not currently a defendant in any such criminal proceeding.

(b) Each Sponsor and each Insider has full right and power, without violating any agreement to which it, she, or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

9. Payments by the Company.

(a) Except as disclosed in, or as expressly contemplated by, the Prospectus, neither the Sponsors nor any Insider nor any affiliate of the Sponsors or any Insider, nor any director or officer of the Company, nor any affiliate of the directors and officers, shall receive from the Company any finder’s fee, reimbursements or other cash payments (such as private placement advisory services fees or other material fees) for services rendered to the Company prior to or in connection with the completion of the Company’s initial Business Combination, other than for the following payments, and for the sale of the private placement warrants held in the trust account prior to the completion of the Company’s initial Business Combination: (i) repayment of an aggregate of up to $300,000 in loans made to us by one of our sponsors to cover offering-related and organizational expenses, (ii) payment to an affiliate of one of our Sponsors of a total of $10,000 per month for office space, administrative and support services (including salaries). (iii) reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination (excluding for the avoidance of doubt any success or finders’ fee or any private placement advisory services fees or other material fees) and (iv) repayment of loans which may be made by the Sponsors or an affiliate of one of the Sponsors or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto; provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender.

(b) Commencing on the effective date of the Prospectus for the Public Offering and continuing until the earlier of (i) the consummation by the Company of its initial Business Combination or (ii) the Company’s liquidation as described in the Prospectus, the Sponsors shall make available to the Company, in an amount not to exceed $10,000 per month, certain office space, utilities and secretarial and administrative support services as may be required by the Company from time to time, situated at 85 Medinat Hayehudim St., Building G, Floor 14, Hertzliya, Israel 4676670 (or any successor location(s)).

10. Definitions. As used herein:

(a) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses;

(b) “Founder Shares” shall mean the 7,187,500 Class B ordinary shares, par value $0.0001 per share, issued and outstanding immediately prior to the consummation of the Public Offering;

(c) “Initial Shareholders” shall mean the Sponsors and any other person that holds Founder Shares;

(d) “Offering Shares” shall mean Ordinary Shares included in the Units issued in the Public Offering;

(e) “Private Placement Warrants” shall mean the Warrants to purchase an aggregate of 4,666,667 Ordinary Shares of the Company (or up to 5,166,667 Ordinary Shares of the Company depending on the extent to which the Underwriters’ over-allotment option is exercised pursuant to the Underwriting Agreement) that the Sponsors have agreed to purchase for an aggregate purchase price of $7,000,000 (or up to $7,750,000 depending on the extent to which the Underwriters’ over-allotment option is exercised pursuant to the Underwriting Agreement), or $1.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering;

(f) “Public Shareholders” shall mean the holders of securities issued in the Public Offering;

(g) “Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares;

(h) “Trust Account” shall mean the trust account into which the net proceeds of the Public Offering shall be deposited; and

(i) “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

11. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver and (2) the Sponsors.

12. Neutral Construction. The parties agree that this Letter Agreement was negotiated at arm’s-length and that the final terms hereof are the product of the parties’ negotiations. This Letter Agreement will be deemed to have been jointly and equally drafted by both parties, and the provisions hereof will not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

13. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsors and each Insider and their respective successors, heirs and assigns and permitted Transferees.

14. No Third Party Beneficiaries. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted Transferees.

15. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and that it shall be deemed valid and enforceable.

16. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

17. Waiver of Jury Trial. THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LETTER AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS LETTER AGREEMENT MAY EACH FILE A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

18. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

19. Liability. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement, and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

20. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by June 31, 2021; provided, further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21. No Joint and Several Liability. Notwithstanding anything that may be express or implied in this Letter Agreement, the obligations of each Sponsor and each Insider hereunder shall be several and not joint. Accordingly, in the event of a breach of this Letter Agreement by any of the Sponsors or any Insider (the “Breaching Party”), no other person other than the Breaching Party shall have any liability for any obligations or liabilities hereunder with respect to any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) arising out of, or in connection with, a breach by the Breaching Party under this Letter Agreement.

22. Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature pages follow]

Sincerely,
GEFEN LANDA HOLDINGS LP

BY: GEFEN LANDA HOLDINGS GP LLC, THE GENERAL PARTNER

By:
	Name:	Sheldon I. Stein
	Title:	Manager of Gefen Landa Holdings GP LLC

DBW HOLDINGS SPONSOR LP

By:
	Name:	David Wiessman
	Title:	Director

LANDA VISION PARTNERS LP

By:
	Name:	Benzion Landa
	Title:	Sole Shareholder

Name: Benzion Landa

Name: David Wiessman

Name: Kathleen Mason

Name: Eddy Shalev

Name: David Glaser

Name: David Lee

Name: Elan Sigal

Name: Sheldon I. Stein

Acknowledged and Agreed:
GEFEN LANDA ACQUISITION CORP.

By:
Name: Sheldon I. Stein
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Exhibit A

Founder Shares

Entity	Founder Shares	Founder Warrants	Founder Shares with Over-allotment	Founder Warrants with Over-allotment
Landa Vision Partners LP	1,931,286	1,466,667	2,243,786	1,633,333
DBW Holdings Sponsor LP	1,931,286	1,466,667	2,243,786	1,633,333
Gefen Landa Holdings LP	2,382,428	1,733,333	2,694,928	1,900,001
Elan Sigal	5,000	0	5,000	0

Total	6,250,000	4,666,667	7,187,500	5,166,667

[Signature Page to Letter Agreement]